MULTIPARTY AGREEMENT

WHEREAS, Stem Holdings, Inc., a Nevada corporation (“Stem”), was organized to enter into certain real estate and other transactions in the State of Oregon;

WHEREAS, the founding and majority shareholders of Stem are: (a) 1,833,333 shares—Oregon Acquisitions JV, LLC, a limited liability company organized under the laws of Oregon (“ORAJV”), which is further owned 50% by Gated Oregon Holdings, LLC, a limited liability company organized under the laws of Oregon (“Gated”) and 50% by Kind Care Holdings, LLC, a limited liability company organized under the laws of Oregon (“Kind Care”); (b) 490,000 shares—Stem Investor Holdings, LLC, a limited liability company organized under the laws of Delaware; and (c) 426,667 shares—Notrees Acquisitions Corp., LLC, a limited liability company organized under the laws of Delaware.

WHEREAS, Gated and Kind Care collectively are the controlling owners of ORAJV, Empire Holdings, LLC, a limited liability company organized under the laws of Oregon (“Empire”), Skinner Holdings, LLC, a limited liability company organized under the laws of Oregon (“Skinner”), OpCo Holdings, LLC, a limited liability company organized under the laws of Oregon (“OpCo Holdings”), and Consolidated Ventures of Oregon, Inc., a corporation organized under the laws of Oregon (“CVO”).

WHEREAS, CVO is engaged in various aspects of the cannabis industry in the State of Oregon under the tradename “TJ’s Organic Provisions” and “TJ’s Organic Gardens,” which aspects include the production and retail sale of marijuana.

WHEREAS, CVO is the controlling owner of Kind Care, LLC (“JV Retail”), a limited liability company organized under the laws of Oregon, JV Production 2 LLC (“JV Production 2”), a limited liability company organized under the laws of Oregon and JV Production 3 LLC (“JV Production 3”), a limited liability company organized under the laws of Oregon,. W

WHEREAS, JV Retail is a marijuana retail company, and each of JV Production 2 and JV Production 3 is a marijuana production company.

WHEREAS, Empire, Skinner, and Never Again Real Estate, LLC, a limited liability company organized under the laws of Oregon (“Never Again”) currently own, lease or have under contract to purchase certain real estate interests in Oregon.

WHEREAS, Stem desires to acquire from Gated, Kind Care, and Never Again (or their affiliates) certain real property interests detailed on Exhibit A and to lease or sublease such interests to entities that are owned and controlled by OpCo Holdings (each, an “OpCo Subsidiary”).

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WHEREAS, based on the achievement by Stem of certain funding milestones, Stem desires to acquire the following real property interests:

(i)       From Empire, real property located at 1910 Empire Park Drive, Eugene, Oregon 97402 (the “Empire Facility”), which is currently leased to JV Retail;

(ii)       From Skinner, a land sale contract, pursuant to which Skinner has the right to buy and lease real property located at Skinner Lane, Junction City, Oregon 97448 (the “Skinner Facility”), which is currently leased to JV Production; and

(iii)       From Never Again, real property located at 451 Wallis Street, Eugene, Oregon (the “Never Again Facility”), which is currently leased to JV Production 3.

WHEREAS, Stem seeks to acquire an option to purchase the marijuana businesses that are owned directly or indirectly owned by Gated and Kind Care and that are operated on properties owned or leased by Stem pursuant to this Agreement, all upon the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows as of October 24, 2016:

1.	Assignment of Real Property Purchase Agreements.

a.	Gated, Kind Care and Never Again shall cause the assignment of the real property purchase agreements and lease set forth on Exhibit “A” to Stem, and Stem shall assume the obligations under such agreements as the purchaser or lessee; provided however, that if this Agreement terminates before Stem purchases or leases any particular real property subject to any such agreement, then Stem will assign the applicable real property purchase agreement or lease back to the original assignor, and the original assignor will assume Stem’s obligations under such agreements as the purchaser or lessee.

b.	If Stem purchases or leases any real property subject to any assigned agreement under Section 1(a), then contemporaneously with the purchase, Stem shall enter into a lease or sublease agreement with an OpCo Subsidiary for the real property, upon the terms and conditions set forth on Exhibit “A,” and upon such other reasonable and customary terms as the parties may agree.

2.	Skinner Facility, Empire Facility and Never Again Facility.

a.	Gated and Kind Care shall cause the transfer and sale to Stem of the Skinner Facility (free and clear of the land sale contract for the Skinner Facility) for $500,000 and the transfer and sale of the Empire Facility for $500,000, at such time and under the condition that Stem has invested an aggregate of at least $10,000,000 into the real properties purchased or leased by Stem under Section 1 or Section 3 (such real properties, the “New Stem Real Properties”) (such condition, “Milestone One”), provided that Milestone One has occurred on or before the termination of Stem’s right of first refusal in Section 3. The $10,000,000 in aggregate investments into the New Stem Real Properties can come from capital contributions to Stem, loans to Stem, and retained earnings generated by Stem. Such transactions shall close within ninety (90) days of achieving Milestone One. Notwithstanding anything in this Section 2 to the contrary, if Milestone One is not attained on or before the termination of Stem’s right of first refusal in Section 3, then Gated and Kind Care may, but are not obligated to, terminate their obligations under this Section 2(a).

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b.	If the transactions in Section 2(a) close, then contemporaneously with the closings, Stem shall enter into a lease agreement with JV Production 2 for the Skinner Facility and a lease agreement with JV Retail for the Empire Facility, upon the terms and conditions set forth on Exhibit “B,” and upon such other reasonable and customary terms as the parties may agree.

c.	Within thirty (30) days after Stem has attained Milestone Three (as defined in Section 4). Never Again shall cause the transfer and sale to Stem of the Never Again Facility (currently under construction) pursuant to the following terms: a cash payment from Stem of 110% of the costs incurred by Never Again to purchase and build out the Never Again Facility, plus an additional payment in Stem common shares in an amount equal to 20% of the costs incurred to purchase and build out the Never Again Facility, such shares to be valued at the then trailing 30 day average closing bid price of Stem’s common shares. Notwithstanding anything in this Section 2 to the contrary, if Milestone Two is not attained by the applicable specified date in Section 4, Never Again may, but is not obligated to, terminate its obligations under this Section 2(c).

d.	If the transaction in Section 2(c) closes, then contemporaneously with the closing, Stem shall enter into a lease agreement with JV Production 3 for the Never Again Facility, upon the terms and conditions set forth on Exhibit “B,” and upon such other reasonable and customary terms as the parties may agree.

3.	Right of First Refusal on New Properties.

a.	ORAJV, Gated and Kind Care hereby grant Stem a first option to acquire or lease (as the case may be) each new real property identified by them or their affiliates to be used for the operation of any business that requires a marijuana production license from the State of Oregon (a “Marijuana Production Business”) or any business that requires a marijuana retail license from the State of Oregon (a “Marijuana Retail Business”). Stem shall have a period of thirty (30) days to exercise such option from the date such written notice is given to Stem disclosing the details of the property and the proposed purchase (or lease) agreement terms, as well as the terms of the lease (or sublease) to an OpCo Subsidiary. If such option is exercised in writing by Stem, Stem shall have an additional thirty (30) days to enter into a written contract to purchase or lease such real property, and an additional sixty days (60) thereafter to close such purchase or lease. If Stem fails to exercise this option or to close the real property purchase or lease on a timely basis, ORAJV, CVO, Gated and Kind Care or their affiliates, may acquire or lease such real property, but only at a price that is not lower than 95% of the price in the proposed purchase or lease agreement and only on substantially similar terms and conditions. Subject to Section 4, this right of first refusal shall continue in full force and effect until an Acquisition Event (defined below).

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ORAJV, Gated and Kind Care will use all commercially reasonable means to identify at least three additional real properties in the period commencing on the date of this Agreement and terminating on November 30, 2017 (“Initial Period”) and at least four real properties in each succeeding twelve-month period commencing December 1, 2017 and terminating November 30, 2019 (“Subsequent Periods”) for acquisition and lease (or lease and sublease) pursuant to the terms of Section 3(a). Properties identified in the Subsequent Periods will consist of or be suitable for (i) one Marijuana Retail Business, (ii) two indoor Marijuana Production Businesses and (iii) one outdoor Marijuana Production Business. Each such real property shall be leased (or subleased) to an OpCo Subsidiary on a triple net basis, for at least ten years, at a Fair Market Value Rental Rate (defined below), subject to the other provisions of this Section 3(b). Notwithstanding the Fair Market Value Rental Rate calculation, no property will be leased or re-leased for a monthly rate of less than $3.00 per square foot for retail businesses, $4.00 per square foot for indoor Marijuana Production Businesses, $1.00 per square foot (usable footage) for outdoor Marijuana Production Businesses with light assisted greenhouses, and $.25 per square foot (licensed arable land) for open air outdoor Marijuana Production Businesses or for outdoor Marijuana Production Businesses with greenhouses that are not light assisted.

b.	Rent will begin to accrue no later than three (3) months after acquisition of any marijuana retail property and will be paid beginning seven (7) months from acquisition. Rent will begin to accrue on the date that plant growing commences and will be paid beginning on the date of first harvest for all Marijuana Production Businesses.

c.	For purposes of this Agreement, “Fair Market Value Rental Rate” means the then-fair market value rent as agreed to by the landlord and tenant after taking into account the factors in this Section 3(c). The initial base rent will be based on (i) the purchase price of the real property, (ii) the necessary and desirable real property improvements, (iii) the necessary and desirable tenant improvements, (iv) the amount of deferred rents, and (v) the then-prevailing interest rates, see Exhibit C for an example calculation. For each factor, the parties will take into account the various risks associated with the real property and the intended tenant, including location, creditworthiness of the tenant, security and guarantees, and use of premises given the then-existing state and federal law. The base rent will be subject to an annual rent escalator based on inflation or on some other metric based on market trends at the time. Additionally, each year, the tenant may request a review of the then-current market, business, and legal conditions, together with a re-evaluation of the various risks associated with the real property. Upon such request, the landlord and tenant will meet to discuss whether any change in base rent would be justified.

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4.	Conditions to Continuation of Right of First Refusal. As a condition to the continuation of Stem’s right of first refusal in Section 3, Stem shall have invested an aggregate of at least $8,000,000 into New Stem Real Properties by January 30, 2019 (“Milestone Two”) and an aggregate investment into New Stem Real Properties of at least $13,000,000 by January 30, 2020 (“Milestone Three”). The aggregate investments into the New Stem Real Properties can come from capital contributions to Stem, loans to Stem, and retained earnings generated by Stem. If either Milestone Two or Milestone Three is not met by the applicable specified dates, ORAJV, Gated and Kind Care may, but are not obligated to, terminate Stem’s right of first refusal in Section 3. Notwithstanding the foregoing, each of Milestone Two and Milestone Three will be excused and Stem’s right of first refusal will remain in full force and effect for so long as rental income from all New Stem Real Properties does not equal or exceed an annualized $1,200,000 during any calendar quarter commencing on or after December 1, 2017 (the “First Quarter Achievement Threshold”). If the First Quarter Achievement Threshold is satisfied, then Stem’s right of first refusal under Section 3 may be terminated by ORAJV, Gated, or Kind Care on or after the 12-month period following the last day of the calendar quarter in which the First Quarter Achievement Threshold was satisfied, unless during such 12-month period Stem invests at least an additional $5,000,000 in the New Stem Real Properties. If Stem invests at least an additional $5,000,000 in the New Stem Real Properties during such 12-month period, then Stem’s right of refusal under Section 3 will remain in full force and effect for so long as rental income from all New Stem Real Properties does not equal or exceed an annualized $3,200,000 during any calendar quarter commencing on or after March 1, 2019 (the “Second Quarter Achievement Threshold”). If the Second Quarter Achievement Threshold is satisfied, then Stem’s right of first refusal under Section 3 may be terminated by ORAJV, Gated, or Kind Care at any time thereafter, unless Stem has invested an aggregate of at least $8,000,000 in the New Stem Real Properties before the last day of the calendar quarter in which the Second Quarter Achievement Threshold was satisfied. If Stem has invested an aggregate of at least $8,000,000 in the New Stem Real Properties before the last day of the calendar quarter in which the Second Quarter Achievement Threshold was satisfied, then Stem’s right of refusal under Section 3 will remain in full force and effect for so long as rental income from all New Stem Real Properties does not equal or exceed an annualized $5,000,000 during any calendar quarter commencing on or after August 1, 2019 (the “Third Quarter Achievement Threshold”). If the Third Quarter Achievement Threshold is satisfied, then Stem’s right of first refusal under Section 3 may be terminated by ORAJV, Gated, or Kind Care at any time thereafter, unless Stem invested an aggregate of at least $13,000,000 in the New Stem Real Properties before the last day of the calendar quarter in which the Third Quarter Achievement Threshold was satisfied.

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5.	Obligation by OpCo Subsidiaries to Purchase Stem Preferred Stock. After Stem has invested a total of at least $13,000,000 into the New Stem Real Properties and until the occurrence of an Acquisition Event (defined below), ORAJV, Gated, and Kind Care agree to cause each of the OpCo Subsidiaries to utilize up to 50% of the net operating income of such OpCo Subsidiaries (after provision is made for the payment of federal and state income taxes on such income (assuming each OpCo Subsidiary is taxed as a C corporation)) to acquire (or have their designees acquire) specifically designated preferred stock offered by Stem (“Stem Preferred Stock”). Such Stem Preferred Stock will be redeemable twenty years from issuance, will accrue an annual dividend of three percent (3%), will be convertible into Stem common shares at the higher of: (a) $10 per share (adjusted appropriately upon any share exchange, share reclassification, share combination, share dividend, share split, or similar event); or (b) the average closing price of Stem common shares for the twenty (20) trading days prior to the date of conversion. The Stem Preferred Stock shall have such other and further preferences, rights, privileges and limitations as ORAJV and Stem may mutually agree. Upon the occurrence of an Acquisition Event, the Stem Preferred Stock will be converted into Stem common stock.

6.	Acquisition of Target Marijuana Businesses. As long as Stem has fully satisfied all of its obligations pursuant to this Agreement, Stem shall have the obligation to acquire, and ORAJV, Gated, and Kind Care shall have the obligation to sell (or cause to be sold), 100% of each marijuana business owned by an entity that leases (or subleases) from Stem a New Stem Real Property or a real property purchased by Stem under Section 2 (each such entity, a “Target Marijuana Business”), either through mergers, asset sales, or similar transactions, within a reasonable time after Stem receives a legal opinion, in form and substance and from legal counsel reasonably satisfactory to ORAJV, that the operation of the Target Marijuana Businesses in the State of Oregon by Stem will not violate any federal or state laws solely as a result of the Target Marijuana Businesses producing or selling marijuana (the “Acquisition Event”). As consideration for the acquisition of the Target Marijuana Businesses, Stem will issue to the owners of the Target Marijuana Businesses (or their designees) (collectively, the “Target Owners”) such number of shares of common stock of Stem which, when added to the number of shares of common stock of Stem that ORAJV owned as of September 1, 2016, plus the number of common shares of Stem that are issued to the holders of the Stem Preferred Shares pursuant to Section 5, equals 75% of the total issued and outstanding shares of common stock of Stem immediately following the acquisition of the Target Marijuana Businesses. Notwithstanding the foregoing, if and when Stem satisfies Milestone Three, then any additional issuances of common shares by Stem for real property acquisitions or for additional equity raises will (for purposes of determining the percentage of shares that the Target Owners will receive pursuant to this Section 6) dilute the Target Owners pari-passu with the other shareholders of Stem.[1] The parties shall use their reasonable best efforts to consummate such acquisitions in conformity with all applicable laws and regulations and in a timely manner. If Stem fails to satisfy Milestone Two within 180 days of January 30, 2019, or if Stem fails to satisfy Milestone Three within 180 days of January 30, 2020, ORAJV, Gated, and Kind Care may, but are not obligated to, terminate their obligations under this Section 6.

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7.	Financial Statements. ORAJV, Gated, and Kind Care will use commercially reasonable efforts to cause each OpCo Subsidiary to maintain books, records and financial statements in an auditable form using U.S. generally accepted accounting principles, consistently applied.

8.	Termination. This Agreement will terminate upon the earlier to occur of the following: (a) upon the written agreement of the parties; (b) upon notice by ORAJV or Never Again to Stem, if Stem materially breaches this Agreement and fails to cure the breach within thirty (30) days after ORAJV or Never Again notifies Stem of the breach; (c) upon notice by Stem to ORAJV and Never Again, if ORAJV, Gated, Kind Care, or Never Again materially breaches this Agreement and fails to cure the breach within thirty (30) days after Stem notifies ORAJV and Never Again of the breach; and (d) upon notice by ORAJV or Never Again to Stem, if: (i) Stem fails to enter into and close a transaction with Patch International Inc. (“Patch”) on or before December 31, 2016 pursuant to which transaction Stem acquires at least $3,000,000 in new consideration for no more than 25% of the post-closing issued and outstanding common shares of Stem; and (ii) Stem also fails to complete a capital raise with any other third party(ies) on or before January 1, 2017 pursuant to which such third party(ies) contribute at least $3,000,000 in capital to Stem in consideration for no more than 25% of the post-closing issued and outstanding shares of Stem. The termination of this Agreement, regardless of how it occurs, will not relieve a party of obligations that have accrued before the termination.

1 Example 1: Assume the following: (a) the Target Owners have 2.75M shares of Stem as of September 1, 2016; (b) Stem has contributed $8M in Year 2; (c) the Acquisition Event occurs in Year 3; and (d) Stem has 6M shares outstanding as of the Acquisition Event. In that case, Stem will issue an additional 7M shares to the Target Owners. (2.75M + 7M) / (6M + 7M) = 75%.

Example 2: Assume the following: (a) the Target Owners have 2.75M shares of Stem as of September 1, 2016; (b) Stem has contributed $13M in Year 2; (c) Stem has 8M shares outstanding in Year 2; (d) in Year 3, the Target Owners purchase preferred shares that are convertible into 1M common shares of Stem; (e) in Year 3, Stem issues an additional 2M shares to purchase properties; and (f) the Acquisition Event occurs in Year 4. In that case, Stem will issue an additional 12M shares to the Target Owners (2.75M + 1M + 12M) / (8M + 1M + 2M + 12M) = 68.48%. Note that the Target Owners are deemed to be diluted by the Year 3 issuance of the additional 2M shares, and so the calculation as if those issuances had never occurred would be: (2.75M + 1M + 12M) / (8M + 1M + 12M) = 75%.

Example 3: Assume the following: (a) the Target Owners have 2.75M shares of Stem as of September 1, 2016; (b) Stem has contributed $13M in Year 2; (c) Stem has 8M shares outstanding in Year 2; (d) in Year 3, the Target Owners purchase preferred shares that are convertible into 1.5M common shares of Stem; (e) in Year 3, Stem issues an additional 1M shares to purchase properties; and (f) the Acquisition Event occurs in Year 4. In that case, Stem will issue an additional 11.5M shares to the Target Owners (2.75M + 1.5M + 11.5M) / (8M + 1.5M + 1M + 11.5M) = 71.59%. Note that the Target Owners are deemed to be diluted by the Year 3 issuance of the additional 1.5M shares, and so the calculation as if those issuances had never occurred would be: (2.75M + 1.5M + 11.5M) / (8M + 1.5M + 11.5M) = 75%.

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9.	General Provisions.

a.	Amendments. The parties may amend this Agreement only by a written agreement that identifies itself as an amendment to this Agreement and that is signed by the parties.

b.	Waivers. The parties may waive any provision of this Agreement only by a writing executed by the party or parties against whom the waiver is sought to be enforced. No failure or delay in exercising any right or remedy or in requiring the satisfaction of any condition under this Agreement, and no act, omission, or course of dealing between the parties, operates as a waiver or estoppel of any right, remedy, or condition. A waiver made in writing on one occasion is effective only in that instance and only for the purpose that the waiver is given and is not to be construed as a waiver on any future occasion or against any other person or entity.

c.	Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, then the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for each party remain valid, binding, and enforceable.

d.	Entire Agreement. This Agreement constitutes the final and entire agreement between the parties and is the complete and exclusive expression of the parties’ agreement on the matters contained in this Agreement. All prior and contemporaneous negotiations, understandings, agreements, representations, and warranties, both written and oral, between the parties on the matters contained in this Agreement, including but not limited to that certain Agreement dated August 4, 2016 among the parties, are expressly merged into and superseded by this Agreement. The provisions of this Agreement may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings. There are no conditions precedent to the effectiveness of this Agreement, other than those expressly stated in this Agreement or the Memorandum.

e.	Assignment and Delegation. No party may assign any of its rights or delegate any of its performance under or relating to this Agreement without the prior written consent of the other party. Any purported assignment of rights or delegation of performance in violation of this Section 9(e) is void.

f.	Successors and Assigns. This Agreement binds and benefits the parties and their respective successors and permitted assigns.

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g.	Governing Law. The laws of the State of Oregon (without giving effect to its conflict of laws principles) govern all matters arising out of or relating to this Agreement and the transactions contemplated by this Agreement, including the validity, interpretation, construction, performance, and enforcement of this Agreement.

h.	Arbitration. Any disputes arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be brought before a three-member arbitration panel under the auspices of the American Arbitration Association. The hearing shall be held in Portland, Oregon.

i.	WAIVER OF JURY TRIAL. EACH PARTY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY APPLICABLE LAW IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THIS WAIVER APPLIES TO ANY ACTION OR OTHER LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

j.	Cumulative Remedies. The rights and remedies set forth in this Agreement are not intended to be exhaustive and the exercise by any party of any right or remedy under this Agreement, including specific performance, does not preclude the exercise of any other right or remedy. All of the rights and remedies of each party are cumulative and are in addition to any other right or remedy set forth in this Agreement or in any other agreement between the parties, or that may now or subsequently exist at law or in equity or by statute or otherwise.

k.	Transaction Expenses. Each party shall pay its own fees and expenses (including the fees and expenses of its attorneys, accountants, and other representatives) incurred in connection with this Agreement and the transactions contemplated herein.

l.	Gender. Wherever from the context it appears appropriate, any reference in this Agreement to the neuter gender includes the masculine, feminine, and neuter gender

m.	Captions. The descriptive headings of the sections and subsections of this Agreement are for convenience only, do not constitute a part of this Agreement, and do not affect the construction or interpretation of this Agreement.

n.	Counterparts. The parties may execute this Agreement in multiple counterparts, each of which is deemed an original, and all of which, collectively, constitute only one agreement. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile, email, or other means of electronic transmission is as effective as executing and delivering this Agreement in the presence of the other party. In proving this Agreement, a party must produce or account for only the executed counterpart of the party to be charged.

{Signatures on following page}

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WITNESS the due execution hereof the day and year set forth below.

STEM HOLDINGS, INC.

By:
Name:
Title:

OREGON ACQUISITIONS JV LLC

By:
Name:
Title:

GATED OREGON HOLDINGS LLC

By:
Name:
Title:

KIND CARE HOLDINGS LLC

By:
Name:
Title:

NEVER AGAIN REAL ESTATE, LLC

By:
Name:
Title:

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EXHIBIT “A”

Three Party Real Property Purchase or Lease Agreements to be assigned:

1.	Harlequin Building retail store at 1027 Willamette Street, Eugene, Oregon

2.	Outdoor grow property to be identified by the parties

3.	Lease of indoor grow facility at 800 N. 42nd Street, Springfield, Oregon

Leases to be entered

	Term	Rent†	Commence
1. Harlequin Building		Fair Market Value Rental Rate	Commencing 30 days after acquisitions rent accrues with payments beginning upon the opening of the dispensary

2. Outdoor grow*		Fair Market Value Rental Rate	TBD

3. Indoor grow facility at 800 N. 42nd Street, Springfield, Oregon*		Fair Market Value Rental Rate	TBD

* NOTE: In lieu of an assignment to Stem by Gated, Kind Care, or Never Again, the parties may agree that Stem will directly enter into a real property purchase agreement or lease with the seller/owner of the property.

† All leases are triple net.

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EXHIBIT “B”

Leases

	Term	Rent‡	Commence
Skinner Facility	10 years	Fair Market Value Rental Rate	[upon acquisition]

Empire Facility	10 years	Fair Market Value Rental Rate	[upon acquisition]

Never Again Facility (451 Wallis Street, Eugene, Oregon)	10 years	Fair Market Value Rental Rate	[upon acquisition]

‡ All leases are triple net.

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Exhibit C

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